SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information: ______________________________________________________________________

Name: SCA DIRECTIONAL FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

450 Wireless Boulevard

Hauppauge, NY  11788

Telephone Number (including area code): (631) 470-2600

Name and address of agent for service of process:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]     No [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Hamlet of Hauppauge and State of New York on the 3rd day of September, 2010.

SCA ABSOLUTE RETURN FUND

By:

/s/ Andrew Rogers

Andrew Rogers

President

Attest:

/s/ Kevin Wolf

Kevin Wolf

Treasurer